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[SAUER DANFOSS LOGO]



FOR IMMEDIATE RELEASE
JANUARY 29, 2001


                  SAUER-DANFOSS INC. ESTABLISHES MARKETING AND
                           DISTRIBUTION BASE IN INDIA

AMES, IOWA, USA, JANUARY 29, 2001--SAUER-DANFOSS INC. (NYSE: SHS; FSE: SAR) today announced that it has signed a Letter of Intent to acquire certain assets of Dantal Hydraulics Ltd. which relate to the distribution of former Danfoss Fluid Power products. Dantal had been the former Danfoss Fluid Power's distributor in India since 1989.

Headquartered in New Delhi, Dantal has branch offices in Ahmedabad, Mumbai, Bangalore, Chennai and Calcutta. The distribution business of Dantal has about 55 employees and annual sales of approximately $4.2 million.

Hans J. Cornett, Vice President of Sales & Marketing, Europe, commented, "This acquisition is the first step in establishing a presence in the large and fast-growing Indian market. We now have the sales, marketing and service infrastructure in place to serve our customers and penetrate this market.

"Sauer-Danfoss' commitment to invest in India is a reflection of its global strategy. Sauer-Danfoss is focused on establishing sales, manufacturing and support facilities in all major regions of the world in order to meet the demands of its OEM customers worldwide," continued Cornett.

The acquisition is planned to close in the second quarter of 2001.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa; Neumunster, Germany; and Nordborg, Denmark. More details online at www.sauer-danfoss.com.

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FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC. - INVESTOR RELATIONS

KENNETH D. MCCUSKEY           Sauer-Danfoss Inc.     Phone:  (515) 239-6364
Vice President - Finance      2800 East 13th Street  Fax:    (515) 239-6443
                              Ames, Iowa, USA 50010 kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK              Sauer-Danfoss Inc.     Phone:  +49-4321-871-190
Director of Finance - Europe  Krokamp 35             Fax:    +49-4321-871-121
                              D-24539 Neumunster     jlangrick@sauer-danfoss.com


Internet:  http://www.sauer-danfoss.com